TRUST FOR PROFESSIONAL MANAGERS

on behalf of the funds managed by

CrossingBridge Advisors, LLC

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

WHEREAS: Trust for Professional Managers (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, the Trust desires to adopt an Amended and Restated Shareholder Servicing Plan (the “Plan”) on behalf of the classes of shares for the series of the Trust listed on Schedule A as may be amended from time to time (each, a “Fund”) and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of the Fund listed on Schedule A and its shareholders; and

WHEREAS, CrossingBridge Advisors, LLC (the “Adviser”) will serve as shareholder servicing agent for the Funds.

NOW THEREFORE, the Funds hereby adopt the Plan on behalf of each class of the Funds listed in Schedule A on the following terms and conditions:

1.Each class of the Funds listed on Schedule A will pay the Adviser, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Adviser or by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of a Fund (“Clients”), including but not limited to shareholder servicing provided by the Adviser at facilities dedicated to a Fund, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Funds.

2.Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from a Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Fund shares or about other aspects of the operations of a Fund; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from a Fund to Clients; (g) assisting Clients in changing a Fund’s records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Adviser may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.Each class of a Fund listed on Schedule A shall pay the Adviser, for its services, at an annual rate of the average daily net assets of a Fund up to the amounts indicated on Schedule A. A Fund may make such payments monthly, and payments to the Adviser may exceed the amount expended by the Adviser during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Adviser during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Adviser will promptly refund to a Fund any such excess amount. Payments to the Adviser may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (a) the identity of Service Organizations; and (b) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.While this Plan is in effect, the Adviser shall report in writing at least quarterly to the Funds’ Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.This Plan shall be effective with respect to each Fund listed on Schedule A (or each class of the Funds added to Schedule A from time to time): (a) on the date upon which it is approved for such Fund or class by vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of a Fund and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

6.This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of the Funds, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended, with respect to a class or classes of shares of the Funds, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

Adopted by the Board of Trustees: February 19, 2021.
Amended and Restated on: April 20, 2023

SCHEDULE A
SHAREHOLDER SERVICING PLAN

Series of Trust for Professional Mangers	Maximum Shareholder Servicing Fee

CrossingBridge Low Duration High Yield Fund
Institutional Class	Up to 0.15%
Retail Class	Up to 0.15%

CrossingBridge Ultra-Short Duration Fund
Institutional Class	Up to 0.15%

CrossingBridge Responsible Credit Fund
Institutional Class	Up to 0.15%

RiverPark Strategic Income Fund
Institutional Class	Up to 0.15%
Retail Class	Up to 0.15%

Adopted by the Board of Trustees: February 19, 2021
Amended and Restated on: April 20, 2023

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